Exhibit 99.1

Move, Inc. Announces

Proposed Private Placement

SAN JOSE, Calif. – August 5, 2013 – Move, Inc. (NASDAQ: MOVE), the leader in online real estate, today announced that it proposes to offer, subject to market and other conditions, $85 million aggregate principal amount of convertible senior notes due 2018 in a private placement.  Move intends to grant the initial purchasers of the notes a 30-day option to purchase up to $15 million in principal amount of additional notes.

The Notes will be convertible prior to June 1, 2018 only upon satisfaction of certain conditions and during certain periods, and will be convertible on or after June 1, 2018 regardless of these conditions. The Notes will be senior unsecured obligations of Move, convertible into cash, shares of Move’s common stock or a combination thereof, at Move’s election. The interest rate, initial conversion rate and other terms will be determined by negotiations between Move and the initial purchasers of the notes.

Move intends to use up to $25 million of the net proceeds from this offering to repurchase shares of its common stock concurrently with the offering in privately negotiated transactions, which could affect the market price of Move’s common stock concurrently with, or shortly after, the pricing of the notes, and could result in a higher effective conversion price for the notes. Move intends to use the remaining net proceeds for general corporate purposes and possible future acquisitions or strategic transactions.

The notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes will not be registered under the Securities Act or any other jurisdiction and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities, and shall not constitute an offer, solicitation or sale of the notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Move, Inc.

Move, Inc. (MOVE), the leader in online real estate, operates: realtor.com®, the official website of the National Association of Realtors®; Move.com, a leading destination for new homes and rental listings, moving, home and garden, and home finance; ListHub™, the leading syndicator of real estate listings; Moving.com™; SeniorHousingNet; SocialBios; Doorsteps; TigerLead®; and TOP PRODUCER® Systems. Move, Inc. is based in San Jose, California.

Forward-Looking Statements

This press release may contain forward-looking statements, including information about management’s view of Move’s future expectations, plans and prospects, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of Move, its subsidiaries, divisions and concepts to be materially different than those expressed or implied in such statements. These risk factors and others are included from time to time in documents Move files with the Securities and Exchange Commission, including but not limited to, its Form

10-Ks, Form 10-Qs and Form 8-Ks. Other unknown or unpredictable factors also could have material adverse effects on Move’s future results. The forward-looking statements included in this press release are made only as of the date hereof. Move cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Move expressly disclaims any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances.